Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AMONG
CARTER BANK & TRUST

CARTER BANKSHARES, INC.

AND

CBT MERGER SUB, INC.

This Agreement and Plan of Reorganization (this “Agreement”), dated as of November 9, 2020, is by and among Carter Bank & Trust, Martinsville, Virginia (“Bank”), Carter Bankshares, Inc. (“Company”), and CBT Merger Sub, Inc. (“Subsidiary”).

RECITALS:

WHEREAS, Bank is a Virginia chartered banking corporation and the sole direct parent of Company, with an authorized capitalization of one hundred million (100,000,000) shares of common stock, par value $1.00 per share (the “Bank Common Stock”), with 26,386,901 shares of Bank Common Stock issued and outstanding; and

WHEREAS, Company is a Virginia corporation, a wholly-owned subsidiary of Bank and the sole direct parent of Subsidiary, with an authorized capitalization of one hundred million (100,000,000) shares of common stock, par value $1.00 per share (the “Company Common Stock”), with 10 shares of Company Common Stock issued and outstanding; and

WHEREAS, Subsidiary is a Virginia corporation and wholly-owned subsidiary of Company with an authorized capitalization of 5,000 shares of common stock, no par value per (“Subsidiary Common Stock”), of which 10 shares are issued and outstanding; and

WHEREAS, Bank, Company and Subsidiary desire to reorganize, and Bank and Subsidiary desire to merge, on the terms and conditions herein provided, and the Board of Directors of each of Bank, Company and Subsidiary has determined that the transactions set forth herein are in the best interests of Bank, Company and Subsidiary, respectively, and has authorized entry into this Agreement, and the Board of Directors of each of Bank and Subsidiary have authorized and approved the merger of Bank and Subsidiary (the “Merger”), with Bank surviving as a wholly-owned subsidiary of Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Company, Bank and Subsidiary, intending to be legally bound, agree as follows:

ARTICLE 1
TERMS OF THE MERGER

Section 1.1           The Merger.

At the Effective Time (as defined herein), Bank shall merge with Subsidiary pursuant to the laws of the Commonwealth of Virginia and with the effect set forth in Sections 13.1-719.1 and 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Bank shall be the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Company, and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of Subsidiary shall cease. The parties shall file Articles of Merger meeting the requirements of Section 13.1-719.1 and 13.1-720 of the VSCA (the “Articles of Merger”) with the Virginia State Corporation Commission (the “SCC”).

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Section 1.2           Effects of the Merger.

At the Effective Time , the Merger shall have the effects set forth in Sections 13.1-719.1 and 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as Bank and Subsidiary, and all the property, rights, privileges, powers and franchises of Bank and Subsidiary shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Bank and Subsidiary shall be the debts, liabilities and duties of the Surviving Corporation.

Section 1.3           Closing; Effective Time.

The closing of the Merger will take place at such time and date as Bank and Subsidiary may mutually determine, but in no case prior to the date on which all of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof. Subject to applicable law, the Merger shall become effective (such date and time, the “Effective Time”) upon the issuance of a certificate of merger by the SCC, or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the SCC.

Section 1.4           Articles of Incorporation; Bylaws.

At the Effective Time, the articles of incorporation and bylaws of Bank in effect immediately prior to the Effective Time shall, to the extent required by Section 13.1-719.1(B)(2) of the VSCA, become the articles of incorporation and bylaws of the Surviving Corporation, and remain substantially identical to the articles of incorporation and bylaws of the Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.

Section 1.5           Corporate Title; Offices.

The name of the Surviving Corporation shall be “Carter Bank & Trust.” The business of the Surviving Corporation shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Corporation shall be located in Martinsville, Virginia. The business of the Surviving Corporation shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Bank as of the Effective Time, and at all other offices and facilities of Bank established as of the Effective Time.

Section 1.6           Directors and Executive Officers.

The directors of Bank immediately prior to the Effective Time shall constitute all of the directors of the Surviving Corporation and shall continue to serve in such capacity until earlier of their respective death, resignation or removal or the time at which a successor is duly elected or appointed and qualified in accordance with the bylaws of the Bank or the VSCA. The officers of Bank immediately prior to the Effective Time shall constitute the officers of the Surviving Corporation immediately following the Effective Time. All officers of the Surviving Corporation shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the Surviving Corporation or an appropriately authorized committee thereof.

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ARTICLE 2
EFFECT OF THE MERGER ON SHARES OF CAPITAL STOCK

Section 2.1           Conversion of Shares.

At the Effective Time, pursuant to Section 13.1-719.1 of the VSCA, by virtue of the Merger and without any action on the part of Bank, Subsidiary, Company, or any holder of any of the following securities:

(a)               each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(b)              each share or fraction of a share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically and exchanged for a share or equal fraction of a share of validly issued, fully paid and nonassessable Company Common Stock;

(c)               each right to acquire shares of Bank Common Stock outstanding immediately prior to the Effective Time shall be converted in the Merger into a right to acquire shares of Company Common Stock having the same preferences, rights, and limitations as the right to acquire shares of Bank Common Stock being converted in the merger; and

(d)               each share of Subsidiary Common Stock issued and outstanding prior to the Merger shall remain issued and outstanding and, at and after the Effective Time, shall represent a share of Bank Common Stock. The stock transfer book of Subsidiary shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Subsidiary capital stock shall be recorded therein.

Section 2.2           Abandoned Property.

Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor Company shall be liable to a holder of Subsidiary capital stock or Bank Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

Section 2.3           Surrender and Exchange of Certificates.

Outstanding certificates that represented shares of Bank Common Stock prior to the Effective Time will thereafter represent an equal number of shares of Company Common Stock. Each holder of Company Common Stock, upon the surrender of his, her or its certificates representing shares of Bank capital stock to Company, validly executed and indorsed in accordance with the instructions thereto, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Company Common Stock. Company may, however, on a date and at a time following the Effective Time, require that all certificates formerly representing Bank Common Stock be surrendered and exchanged for certificates representing, or evidence of issuance in book-entry form of, shares of Company Common Stock.

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Section 2.4           Lost Certificates.

A holder of Bank Common Stock whose certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive shares of Company capital stock, and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Surviving Corporation and Company pursuant to applicable law and as required in accordance with the Surviving Corporation’s and Company’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

ARTICLE 3
CONDITIONS PRECEDENT, COVENANTS AND ADDITIONAL ACTIONS

Section 3.1           Conditions Precedent.

The Merger and the obligations of the parties under this Agreement, including to consummate the Merger, shall be subject to the fulfillment of each of the following conditions prior to the Effective Time:

(a)               This Agreement has been approved by Board of Directors of Bank at a meeting thereof duly called and held or by written consent or consents in lieu thereof;

(b)               Articles of merger to be filed with the SCC in connection with the Merger shall include a statement that this Agreement did not require approval by the shareholders of Bank or by the Board of Directors or shareholders of Subsidiary because the Merger was authorized pursuant to Section 13.1-719.1(D) of the VSCA, and that the conditions specified in subsection 13.1-719.1(B) thereof have been satisfied;

(c)               Approvals of the Merger shall have been obtained from all governmental agencies having jurisdiction necessary for the lawful consummation of the transactions set forth in this Agreement, including but not limited to, as applicable, the SCC, including the Bureau of Financial Institutions, the Federal Deposit Insurance Corporation (“FDIC”), and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) (the “Federal Reserve”), and such approvals shall be in full force and effect, and all related waiting periods shall have expired, and all material consents, approvals, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

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(d)               Bank has received an opinion of counsel to Bank and Company as to the tax-free nature of the transactions set forth in this Agreement; and

(e)               No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

Section 3.2           Covenants.

From the date of this Agreement to the Effective Time, Bank, Company and Subsidiary agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Bank, Company and Subsidiary shall proceed expeditiously and cooperate fully in the preparation and submission of such applications or other filings for the Merger with the FDIC, the Federal Reserve, and the SCC, including the Bureau of Financial Institutions, as may be required by applicable laws and regulations.

Section 3.3           Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation or Company shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Bank or Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, Bank and Subsidiary and their respective proper officers and directors shall be deemed to have granted to the Surviving Corporation and to Company, and the proper officers and directors of the Surviving Corporation and Company, an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and (ii) otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Corporation and Company are fully authorized in the name of Bank, Company or Subsidiary to take any and all such action.

Section 3.4           Effect on Stock Incentive Plans.

At the Effective Time, Company shall adopt and assume all equity compensation plans of Bank, including but not limited to the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan, which shall thereafter be plans of Company only.

ARTICLE 4
GENERAL PROVISIONS

Section 4.1           Authorization; Binding Effect.

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

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Section 4.2           Amendment.

Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of Company, Bank and Subsidiary at any time prior to the Effective Time.

Section 4.3           Waiver.

Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties hereto is entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

Section 4.4           Assignment.

This Agreement may not be assigned by Company, Bank or Subsidiary (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 4.5           Termination.

This Agreement may be terminated by written mutual agreement of Company, Bank and Subsidiary at any time prior to the Effective Time.

Section 4.6           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state.

Section 4.7           Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[remainder of page intentionally blank; signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by their duly authorized officers, as of the day and year first above written.

CARTER BANK & TRUST

By:	/s/ Litz H. Van Dyke
Name:	Litz H. Van Dyke
Title:	Chief Executive Officer

CARTER BANKSHARES, INC.

By:	/s/ Litz H. Van Dyke
Name:	Litz H. Van Dyke
Title:	Chief Executive Officer

CBT MERGER SUB, INC.

By:	/s/ Litz H. Van Dyke
Name:	Litz H. Van Dyke
Title:	President and Chief Executive Officer

[Signature Page to Agreement]

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